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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 FORM 12b-25
                                 (NT 10-QSB)


For Quarter Ended:                                     Commission File Number:
  September 30, 1998                                           0-20101


                         NOTIFICATION OF LATE FILING

   (Check One):     Form 10-KSB     Form 11-K     Form 20-F  X  Form 10-QSB
                ---             ---           ---           ---


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _____________________
____________________________________________________________________________.

                                   PART I
                          REGISTRANT INFORMATION


Full name of registrant:    WINNERS ALL INTERNATIONAL, INC.
                            -------------------------------

Address of principal executive office (Street and number):

                            4100 NORTH POWERLINE ROAD, SUITE F-1
                            ------------------------------------

City, state and zip code:   POMPANO BEACH, FLORIDA  33073
                            -----------------------------

                                  PART II
                           RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

 X  (a)  The reasons described in reasonable detail in Part III of this form
---      could not be eliminated without unreasonable effort or expense;

 X  (b)  The subject annual report, semi-annual report, transition report on
--- Form 10-KSB, 20-F, 11-K of Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 X  (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
---      has been attached if applicable.


                               PART III
                              NARRATIVE

     State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The registrant's management, legal counsel and accountant are reviewing and evaluating all aspects of a particular asset in litigation, and the registrant is unable to evaluate the asset for purposes of disclosure without additional time. Additionally, the registrant has experienced an unforseeable delay in gathering financial information required for a proper restatement of the quarter ended September 30, 1997 for its restated financial data schedule.


                                PART IV
                           OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

                        HOWARD WEISER         (954) 977-5428
                        -------------         --------------
                           (Name)              (Telephone)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              X  Yes     No
                                                             ---     ---

     (3) Is it anticipated that any change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 Yes  X  No
                                                             ---     ---

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                       WINNERS ALL INTERNATIONAL, INC.
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                (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  NOVEMBER 15, 1998                   By:  /s/ HOWARD WEISER
       -----------------                        ---------------------
                                                Chairman of the Board
                                                and President